News Release

Tutor Perini Reports First-Quarter Results

•	Revenue of $1.1 billion, up 12% compared to $1.0 billion in Q1 2014
•	Backlog of $7.8 billion, up 2% compared to $7.7 billion in Q1 2014
•	Maintaining 2015 guidance: Revenue $5.0 billion to $5.5 billion; diluted EPS $2.20 to $2.50

SYLMAR, California – (BUSINESS WIRE) – May 7, 2015 – Tutor Perini Corporation (NYSE: TPC) (the “Company”), a leading civil and building construction company, today reported results for the first quarter of 2015.

First-Quarter Results

Revenue was $1,066.5 million for the three months ended March 31, 2015, compared to $955.2 million for the same period in 2014. Income from construction operations was $20.1 million for the three months ended March 31, 2015, compared to $41.5 million for the same period in 2014. Net income for the three months ended March 31, 2015 was $5.1 million, compared to $15.9 million for the same period in 2014. Diluted earnings per share were $0.10 for the three months ended March 31, 2015, compared to $0.33 for the same period in 2014.

Revenue increased approximately $111.3 million, or 11.7%, for the three months ended March 31, 2015 compared to the same period in 2014 due primarily to increased activity on various building projects nationwide. The decrease in net income for the first quarter of 2015 compared to the first quarter of 2014 was due significantly to decreased activity on certain higher-margin civil projects and the continued tunneling delay on the Alaskan Way Viaduct (SR-99) project in Seattle.

At March 31, 2015, working capital was $1,143.3 million, an increase of $29.3 million compared to working capital of $1,114.0 million at December 31, 2014. The Company believes its financial position and available borrowing under existing credit arrangements are sufficient to support the Company’s current backlog and anticipated new work.

Backlog Stable at $7.8 Billion

The backlog of uncompleted construction work at March 31, 2015 was $7.8 billion, an increase of $0.1 billion from $7.7 billion reported at March 31, 2014. New awards and adjustments to contracts in process totaled approximately $1.0 billion in the first quarter of 2015. Significant additions to backlog in the first quarter included a $239 million hospitality building project, a $117 million mixed-use building project, and a $58 million highway improvement project, all in Pennsylvania; a $56 million tunnel project in New York; and a $50 million educational building project in Mississippi.

Outlook and Guidance

Ronald Tutor, Chairman and Chief Executive Officer, remarked, “Our first-quarter results were in line with our budget expectations. We continue to anticipate stronger performance in the balance of this year, as we expect tunneling work to resume on the Alaskan Way Viaduct project and significant construction work to begin on the California High-Speed Rail project, both in the third quarter. Our backlog remains strong, as does our level of pending new awards, many of which are expected to be booked in the next three to six months. Finally, with an increased pipeline of prospective opportunities, the longer-term outlook for large new awards across our segments remains favorable.”

Based on the current outlook, the Company is maintaining its fiscal 2015 guidance for revenue in the range of $5.0 billion to $5.5 billion and diluted EPS in the range of $2.20 to $2.50. The Company continues to expect its earnings in 2015 will be significantly weighted towards the second half of the year.

First-Quarter Conference Call

The Company will host a conference call at 2:00 PM Pacific Time on Thursday, May 7, 2015, to discuss the first-quarter results. To participate in the conference call, please dial 877-407-8293 five to ten minutes prior to the scheduled time. International callers should dial +1-201-689-8349.

The conference call will be webcasted live over the internet and can be accessed on Tutor Perini's website at www.tutorperini.com. To listen to the webcast, please visit Tutor Perini's website at least fifteen minutes prior to the start of the call to register, download, and install any necessary software. For those unable to participate during the live call, the webcast will be available for replay shortly after the call on Tutor Perini's website.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning, and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials, and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing, and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future and statements regarding future guidance or estimates and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to win new contracts and convert backlog into revenue; the Company’s ability to realize the anticipated economic and business benefits of its acquisitions and its strategy to assemble and operate a Specialty Contractors business segment; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenue, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects and the impact of changing economic conditions on federal, state and local funding for infrastructure projects; possible changes or developments in international or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials; and other risks and uncertainties discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission on February 26, 2015. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Vice President, Investor Relations & Corporate Communications

www.tutorperini.com

Tutor Perini Corporation
Consolidated Balance Sheets (unaudited)
(in thousands, except share data)

	March 31, 2015	December 31, 2014
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$145,958	$135,583
Restricted cash	44,093	44,370
Accounts receivable, including retainage	1,394,120	1,479,504
Costs and estimated earnings in excess of billings	795,510	726,402
Deferred income taxes	17,962	17,962
Other current assets	74,367	68,735
Total current assets	2,472,010	2,472,556

Property and equipment, net	523,622	527,602

Goodwill	585,006	585,006

Intangible assets, net	99,311	100,254

Other	86,531	87,897

Total assets	$3,766,480	$3,773,315

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$87,600	$81,292
Accounts payable, including retainage	802,191	798,174
Billings in excess of costs and estimated earnings	286,042	319,296
Accrued expenses and other current liabilities	152,916	159,814
Total current liabilities	1,328,749	1,358,576

Long-term debt, less current maturities	795,742	784,067

Deferred income taxes	150,018	150,371
Other long-term liabilities	113,507	114,796
Total liabilities	2,388,016	2,407,810

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS’ EQUITY:
Preferred stock, $1 par value:
Authorized – 1,000,000 shares
Issued and outstanding – none	—	—
Common stock, $1 par value:
Authorized – 75,000,000 shares
Issued and outstanding – 49,001,429 shares and 48,671,492 shares	49,001	48,671
Additional paid-in capital	1,033,997	1,025,941
Retained earnings	337,637	332,511
Accumulated other comprehensive loss	(42,171)	(41,618)
Total stockholders' equity	1,378,464	1,365,505

Total liabilities and stockholders' equity	$3,766,480	$3,773,315

Tutor Perini Corporation
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014

Revenues	$1,066,465	$955,233

Cost of operations	975,706	849,886

Gross profit	90,759	105,347

General and administrative expenses	70,675	63,850

INCOME FROM CONSTRUCTION OPERATIONS	20,084	41,497

Other expense, net	(754)	(3,373)
Interest expense	(11,125)	(10,831)

Income before income taxes	8,205	27,293

Provision for income taxes	(3,079)	(11,354)

NET INCOME	$5,126	$15,939

BASIC EARNINGS PER COMMON SHARE	$0.11	$0.33

DILUTED EARNINGS PER COMMON SHARE	$0.10	$0.33

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	48,747	48,440
Effect of dilutive stock options and restricted stock units	796	490
DILUTED	49,543	48,930

Tutor Perini Corporation
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended March 31,
	2015	2014
Cash Flows from Operating Activities:
Net income	$5,126	$15,939
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	10,594	14,659
Stock-based compensation expense	9,159	5,429
Deferred income taxes	—	45
(Gain) Loss on sale of property and equipment	(276)	427
Other long-term liabilities	2,381	3,494
Other non-cash items	(2,227)	(427)
Changes in other components of working capital	(27,081)	(80,696)
NET CASH USED IN OPERATING ACTIVITIES	(2,324)	(41,130)

Cash Flows from Investing Activities:
Acquisition of property and equipment excluding financed purchases	(5,691)	(8,352)
Proceeds from sale of property and equipment	798	1,417
Change in restricted cash	277	(675)
NET CASH USED IN INVESTING ACTIVITIES	(4,616)	(7,610)

Cash Flows from Financing Activities:
Proceeds from debt	280,200	178,038
Repayment of debt	(262,112)	(113,551)
Business acquisition related payments	—	(1,031)
Issuance of common stock and effect of cashless exercise	(773)	(1,575)
NET CASH PROVIDED BY FINANCING ACTIVITIES	17,315	61,881

Net Increase in Cash and Cash Equivalents	10,375	13,141
Cash and Cash Equivalents at Beginning of Year	135,583	119,923
Cash and Cash Equivalents at End of Period	$145,958	$133,064

Supplemental Disclosure of Cash Paid For:
Interest	$7,616	$5,383
Income taxes	$8,057	$11,703
Supplemental Disclosure of Non-cash Transactions:
Property and equipment acquired through financing arrangements not included above	$—	$22,332

Tutor Perini Corporation
Segment Information
(in thousands)

	Reportable Segments
			Specialty				Consolidated
Three Months Ended	Civil	Building	Contractors	Totals	Corporate		Total
March 31, 2015
Total revenues	$392,876	$416,063	$293,017	$1,101,956	$-		$1,101,956

Elimination of intersegment revenues	(18,202)	(17,233)	(56)	(35,491)	-		(35,491)

Revenues from external customers	$374,674	$398,830	$292,961	$1,066,465	$-		$1,066,465

Income from construction operations	$30,593	$(2,279)	$10,524	$38,838	$(18,754)	*	$20,084

Three Months Ended
March 31, 2014
Total revenues	$376,392	$311,315	$292,145	$979,852	$-		$979,852

Elimination of intersegment revenues	(11,236)	(13,383)	-	(24,619)	-		(24,619)

Revenues from external customers	$365,156	$297,932	$292,145	$955,233	$-		$955,233

Income from construction operations	$44,345	$1,823	$7,817	$53,985	$(12,488)	*	$41,497

* Consists primarily of corporate general and administrative expenses.

Tutor Perini Corporation
Backlog Information
(in millions)

	Backlog at December 31, 2014	New Business Awarded (1)	Revenues Recognized in the Three Months Ended March 31, 2015	Backlog at March 31, 2015

Civil	$3,563.2	$223.3	$(374.7)	$3,411.8
Building	2,187.8	465.8	(398.8)	2,254.8
Specialty Contractors	2,080.7	334.0	(293.0)	2,121.7
Total	$7,831.7	$1,023.1	$(1,066.5)	$7,788.3

(1)	New business awarded consists of the original contract price of projects added to our backlog plus or minus subsequent changes to the estimated total contract price of existing contracts.